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                                                                    Exhibit 99.1
News Release
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Media Contact:               Clarence Ehlers
                             (219) 273-7327

Analyst/Investor Contact:    Joseph A. Rainis
                             (219) 273-7158



                National Steel Announces Executive Appointments


Mishawaka, IN, December 22, 1998 National Steel Corporation (NYSE: NS) announced today that its Board of Directors appointed Ronald J. Werhnyak to the position of Vice President, General Counsel and Secretary. Mr. Werhnyak joined National Steel in 1989 as Assistant General Counsel. He was named Senior Counsel in 1996 and was named Acting General Counsel and Secretary in 1998. Prior to joining National Steel, Mr. Werhnyak was a partner with the firm of Babst, Calland, Clements and Zomnir, in Pittsburgh.

The Board of Directors also appointed Kirk A. Sobecki to the position of Corporate Controller. Mr. Sobecki and his family will be relocating to the Mishawaka area from New York where he served as the Chief Financial Officer of Luitpold Pharmaceuticals, Inc. Prior to joining Luitpold, Mr. Sobecki was Director of Finance/Controller for a unit of Zimmer Inc.-Bristol-Myers Squibb, located in Warsaw, Indiana.

Headquartered in Mishawaka, Indiana, National Steel Corporation is the nation's fourth largest integrated steel company, with annual shipments of approximately six million tons of flat-rolled products. National Steel employs approximately 9,400 employees. Visit National Steel's website at: www.nationalsteel.com.